Exhibit 99.1

                                    Press Release


December 20, 1996

              F&M BANCORP TO TAKE RESTRUCTURING AND OTHER CHARGES

     Investor Relations     Toll-Free:  (888) 694-4170
                            Internet:   www.fmbn.com

Frederick, MD, December 20, 1996 - F&M Bancorp (NASDAQ/NMS:FMBN) today announced that it will record restructuring charges amounting to approximately $771 thousand before taxes ($0.10 per share) in conjunction with its acquisition of Home Federal Corporation. The charges are largely related to employment agreements and the termination of a vendor contract. Other charges will include approximately $744 thousand before taxes ($0.08 per share) as a result of realigning Home Federal's loan and real estate owned portfolios within a newly established centralized credit policy. Charges will be recorded in the quarter ending December 31, 1996.

F&M Bancorp reported that such customary costs associated with a merger of this size were anticipated and allow the company to move forward clearly focused on a full range of opportunities to enhance profitability.

F&M Bancorp is the fourth largest independent bank holding company headquartered in Maryland based on pro forma total assets of $989 million as of September 30, 1996. F&M Bancorp finalized its acquisition of Home Federal Corporation on November 15, 1996, and its newest subsidiary, Home Federal Savings Bank offers full service banking at seven community offices and through 17 ATMs throughout the Hagerstown, Washington County, MD market. F&M Bancorp's largest bank subsidiary, Farmers and Mechanics National Bank, operates 24 community offices and 32 ATMs in Frederick, Montgomery and Carroll counties. The bank provides both personal and business banking services through its banking offices, alternative electronic banking services and Express Bank, the region's first full-service mobile banking unit.